 EXHIBIT 16.1

January 30, 2026

Office of the Chief Accountant Securities and Exchange Commission 100 F Street, NE,

Washington, DC 20549.

RE: Independence Power Holdings, Inc. (f/k/a TriUnity Business Services Limited)

Dear Sirs/Madam,

The undersigned JP Centurion & Partners Plt, previously acted as independent accountants to audit the financial statements of Independence Power Holdings, Inc. (f/k/a TriUnity Business Services Limited). We are no longer acting independent accountants to the Company.

This letter will confirm that we have read item 4.01 included in the Form 8-K/A dated January 30, 2026 of the Company to be filed with the Securities and Exchange Commission and are in agreement with the statement related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A. Very truly,

/S/ JP Centurion & Partners Plt

JP CENTURION & PARTNERS PLT (6723) (AF002366)